Exhibit 99.1

Locust Walk Acquisition Corp. Receives Notification of Deficiency from Nasdaq

Related to Delayed Filing of Quarterly Report on Form 10-Q Stemming from SEC Guidance Concerning Balance Sheet Treatment of Warrants

BOSTON, MA, June 3, 2021 (Globe Newswire) – Locust Walk Acquisition Corp. (NASDAQ: LWAC) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses, today announced that on May 28, 2021 it received a notice from Nasdaq Regulation indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s units, Class A common stock or warrants on the Nasdaq Capital Market, and while the notice provides that the Company must submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) by July 26, 2021, the Company filed the Form 10-Q on June 3, 2021; accordingly, the Company believes that it is now in compliance with all applicable Nasdaq listing rules.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the delay in the filing of the Company’s Form 10-Q was due to the process required for evaluating the impact on the Company’s financial statements of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the staff of the SEC on April 12, 2021 (the “Statement”). The immediacy of the effective date of the new guidance set forth in the Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants and resulted in the Company’s delay in preparing and finalizing its financial statements as of and for the quarter ended March 31, 2021.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. The above statements regarding the impact of the Statement on the Company’s financial performance, as well as the below statements regarding the Merger (as defined below) and the transactions contemplated thereby, constitute forward-looking statements that are based on the Company’s current expectations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond the Company’s control, you should not rely on these forward-looking statements as predictions of future events, and you should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with SEC on March 29, 2021, the registration statement on Form S-4 discussed below and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements, including the risk that the conditions under the Merger Agreement (as defined below) are not satisfied. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information for Investors and Stockholders

On May 26, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Locust Walk Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and eFFECTOR Therapeutics, Inc. (“eFFECTOR”), pursuant to which the eFFECTOR will merge with and into Merger Sub, with eFFECTOR continuing as the surviving entity (the “Merger”).

This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Merger Agreement, the Company intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of the Company, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all of the Company’s stockholders. The Company also will file other documents regarding the Merger Agreement and the transactions contemplated thereby (the “Transactions”) with the SEC. Before making any voting decision, investors and security holders of the Company are urged to carefully read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Transactions as they become available because they will contain important information about the Transactions, including the terms of the Transactions, the parties involved and the risks associated with the Transactions.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a request to: Locust Walk Acquisition Corp., 200 Clarendon Street, 51st Floor, Boston, MA 02116, Attention: Chris Ehrlich.

Participants in the Solicitation

The Company and eFFECTOR and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transactions. A list of the names of the directors and executive officers of the Company and information regarding their interests in the Merger will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Contact Information:

Stephanie Carrington

Westwicke, an ICR Company

646-277-1282

Stephanie.Carrington@westwicke.com